                                                                    Exhibit 11.1

                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

Basic loss per share is calculated using the average number of common shares outstanding.

                                                                      Three Months Ended                Six Months Ended
                                                                            June 30                          June 30
                                                                     2000            1999             2000             1999
                                                                --------------------------------------------------------------

Income before income taxes                                        (324,192)       (208,009)        (972,700)        (437,733)

Income Taxes                                                             0               0                0                0
                                                                --------------------------------------------------------------


Net Income (Loss)                                               $ (324,192)     $ (208,009)      $ (972,700)      $ (437,733)
                                                                ==============================================================

Basic earnings per share of common stock:                            (0.01)          (0.01)           (0.03)           (0.02)
                                                                --------------------------------------------------------------

Weighted average common shares outstanding                      29,851,789      22,973,276       29,492,860       22,709,666
                                                                ==============================================================

Diluted earnings per share was included as they are anti-dilutive due to the company being in a loss position.